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Exhibit 11.1
                            THE CERPLEX GROUP, INC.

                  EXHIBIT TO CONSOLIDATED FINANCIAL STATEMENTS
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                     (in thousands, except per share data)

                                                       Three months ended                 Nine months ended
                                                       ------------------                 -----------------
                                                  September 29,      October 1,      September 29,     October 1,
                                                  -------------      ----------      -------------     ----------
                                                       1996             1995             1996             1995
                                                     --------         --------         --------         --------

WEIGHTED AVERAGE COMMON AND
COMMON SHARES EQUIVALENT SHARES
OUTSTANDING
     Average common stock outstanding                  13,422           13,108           13,332           13,081
     Dilutive Convertible Preferred
      Stock options and warrants - based
      on the treasury stock method using
      the average price(1)
                                                     --------         --------         --------         --------
            Total                                      13,422           13,108           13,332           13,081
                                                     ========         ========         ========         ========

COMPOSITION OF NET INCOME

     Income (loss) from continuing operations        $(12,940)        $ (9,433)        $(13,811)        $ (8,473)
     Income from discontinued operations                               (15,564)                          (15,412)
                                                     --------         --------         --------         --------
     Net Income                                      $(12,940)        $(24,997)        $(13,811)        $(23,885)
                                                     ========         ========         ========         ========

PER SHARE DATA

     Continuing operations                           $  (0.96)        $  (0.72)        $  (1.04)        $  (0.65)
     Discontinued operations                                             (1.19)                            (1.18)
                                                     --------         --------         --------         --------
     Net income per share                            $  (0.96)        $  (1.91)        $  (1.04)        $  (1.83)
                                                     ========         ========         ========         ========


        (1) Stock options and warrants were not assumed to be converted under the treasury stock method for the three and nine month periods ended September 29, 1996 and October 1, 1995, because their effect would be anti-dilutive.


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